EXHIBIT 99.1

News from Xerox Holdings Corporation
Xerox Releases Fourth-Quarter and Full-Year Results
Company advances Reinvention; guides to growth in revenue and profits for 2025

Financial Summary
Q4 2024
•Revenue of $1.61 billion, down 8.6 percent, or 8.0 percent in constant currency.
•GAAP net (loss) of $(21) million, or $(0.20) per share, an improvement of $37 million or $0.30 per share, year-over-year, respectively.
•Adjusted net income of $49 million, or $0.36 per share, down $7 million or $0.07 per share, year-over-year, respectively.
•Adjusted operating margin of 6.4 percent, up 100 basis points year-over-year.
•Operating cash flow of $351 million, down $38 million year-over-year.
•Free cash flow of $334 million, down $45 million year-over-year.

FY 2024
•Revenue of $6.22 billion, down 9.7 percent, or 9.5 percent in constant currency.
•GAAP net (loss) of $(1.32) billion, or $(10.75) per share, down $1.32 billion or $10.66 per share, year-over-year, respectively. 2024 includes an after-tax non-cash goodwill impairment charge of $1.0 billion, or $8.17 per share.
•Adjusted net income of $135 million, or $0.97 per share, down $152 million or $0.85 per share, year-over-year, respectively.
•Adjusted operating margin of 4.9 percent, down 70 basis points year-over-year.
•Operating cash flow of $511 million, down $175 million year-over-year.
•Free cash flow of $467 million, down $182 million year-over-year.

NORWALK, Conn., Jan. 28, 2025 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2024 fourth-quarter and full-year results and guidance for 2025.
“2024 was a critical year as we implemented a new operating model and structural process improvements to position Xerox for long-term, sustainable growth,” said Steve Bandrowczak, chief executive officer at Xerox. “We continue to see steady progress in our Reinvention, reflecting the resilience of our team and initiatives taken to-date. In 2025, we expect to build on changes made in 2024 in order to focus on executing our Reinvention strategy, realizing the benefits of the ITsavvy and pending Lexmark acquisitions, and strengthening our balance sheet.”

Fourth-Quarter Key Financial Results

(in millions, except per share data)	Q4 2024	Q4 2023	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,613	$1,765	$(152)	(8.6)% AC (8.0)% CC1
Gross Profit	$502	$592	$(90)	(15.2)%
Gross Margin	31.1%	33.5%	(240) bps
RD&E %	2.9%	3.2%	30 bps
SAG %	23.4%	24.9%	150 bps
Pre-Tax (Loss)[2]	$(4)	$(88)	$84	NM
Pre-Tax (Loss) Margin[2]	(0.2)%	(5.0)%	480 bps
Gross Profit - Adjusted[1]	$509	$592	$(83)	(14.0)%
Gross Margin - Adjusted[1]	31.6%	33.5%	(190) bps
Operating Income - Adjusted[1]	$104	$96	$8	8.3%
Operating Income Margin - Adjusted[1]	6.4%	5.4%	100 bps
GAAP Diluted (Loss) per Share[2]	$(0.20)	$(0.50)	$0.30	NM
Diluted Earnings Per Share - Adjusted[1]	$0.36	$0.43	$(0.07)	(16.3)%

Full-Year Key Financial Results

(in millions, except per share data)	FY 2024	FY 2023	B/(W) YOY	% Change B/(W) YOY
Revenue	$6,221	$6,886	$(665)	(9.7)% AC (9.5)% CC1
Gross Profit	$1,960	$2,314	$(354)	(15.3)%
Gross Margin	31.5%	33.6%	(210) bps
RD&E %	3.1%	3.3%	20 bps
SAG %	24.7%	24.6%	(10) bps
Pre-Tax (Loss)[2]	$(1,216)	$(28)	$(1,188)	NM
Pre-Tax (Loss) Margin[2]	(19.5)%	(0.4)%	NM
Gross Profit - Adjusted[1]	$2,011	$2,314	$(303)	(13.1)%
Gross Margin - Adjusted[1]	32.3%	33.6%	(130) bps
Operating Income - Adjusted[1]	$302	$389	$(87)	(22.4)%
Operating Income Margin - Adjusted[1]	4.9%	5.6%	(70) bps
GAAP Diluted (Loss) per Share[2]	$(10.75)	$(0.09)	$(10.66)	NM
Diluted Earnings Per Share - Adjusted[1]	$0.97	$1.82	$(0.85)	(46.7)%
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1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Fourth quarter 2024 Pre-Tax (Loss) and Margin and Diluted (Loss) per Share includes a $37 million pre-tax ($28 million after-tax) write-off of intangibles, or $0.22 per share, and $19 million of pre-tax ($15 million after-tax) Reinvention and transaction-related costs, or $0.12 per share. Full-year 2024 Pre-Tax (Loss) and Margin, and Diluted (Loss) per Share includes the following: Q1-24 $129 million pre-tax ($100 million after-tax) Reinvention-related charge, or $0.81 per share, primarily related to the exit of certain Production Print manufacturing operations and geographic simplification; Q3-24 pre-tax non-cash goodwill impairment charge of approximately $1.1 billion (approximately $1.0 billion after-tax), or $8.17 per share; Q4-24 $37 million pre-tax ($28 million after-tax) write-off of intangibles, or $0.22 per share, and $19 million of pre-tax ($15 million after-tax) Reinvention and transaction-related costs, or $0.12 per share. Full year 2024 also includes a Q3-24 tax expense charge of $161 million, or $1.30 per share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. Full year 2023 Pre-Tax (Loss) and Margin, and Diluted (Loss) per Share includes a Q2-23 net pre-tax PARC donation charge of $132 million ($92 million after-tax), or $0.58 per share, and a Q4-23 $104 million pre-tax Restructuring and related costs, net charge ($78 million after-tax), or $0.52 per share, related to the Reinvention-related workforce reduction.

Fourth-Quarter Segment Results

(in millions)	Q4 2024	Q4 2023	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,540	$1,686	$(146)	(8.7)%
XFS	89	100	(11)	(11.0)%
Intersegment Elimination[1]	(16)	(21)	5	(23.8)%
Total Revenue	$1,613	$1,765	$(152)	(8.6)%
Profit
Print and Other	$87	$89	$(2)	(2.2)%
XFS	17	7	10	142.9%
Total Profit	$104	$96	$8	8.3%

Full-Year Segment Results

(in millions)	FY 2024	FY 2023	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$5,935	$6,571	$(636)	(9.7)%
XFS	357	401	(44)	(11.0)%
Intersegment Elimination[1]	(71)	(86)	15	(17.4)%
Total Revenue	$6,221	$6,886	$(665)	(9.7)%
Profit
Print and Other	$268	$360	$(92)	(25.6)%
XFS	34	29	5	17.2%
Total Profit	$302	$389	$(87)	(22.4)%
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1.Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.
2025 Guidance
•Revenue: low single-digit growth in constant currency1
•Adjusted 1 Operating Margin: at least 5.0%
•Free cash flow1: $350 million to $400 million
Guidance does not include any impacts associated with the pending acquisition of Lexmark, which is expected to close in 2H 2025.
Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 EPS, which excludes the Goodwill impairment charge, a tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, Reinvention-related costs, as well as Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted 1 operating income and margin, which exclude the EPS adjustments noted above, except the tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as the remainder of Other expenses, net from pre-tax (loss) and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow 1, which is operating cash flow less capital expenditures.
_____________
1 Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.
Statements in this communication regarding Xerox and Lexmark that are forward-looking may include statements regarding: (i) the transaction; (ii) the expected timing of the closing of the transaction; (iii) considerations taken into account in approving and entering into the transaction; (iv) the anticipated benefits to, or impact of, the transaction on Xerox's and Lexmark's businesses; and (v) expectations for Xerox and Lexmark following the closing of the transaction. There can be no assurance that the transaction will be consummated.
Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the transaction are not satisfied, including the risk that required shareholder and regulatory approvals are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the transaction, including in circumstances requiring Xerox or Lexmark to reimburse the other’s expenses or pay a termination fee; (iii) possible disruption related to the transaction to Xerox's and Lexmark's current plans, operations and business relationships, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and other charges incurred by Xerox and Lexmark related to the transaction; (v) the risk that Xerox's stock price may fluctuate during the pendency of the transaction and may decline if the transaction is not completed; (vi) the diversion of Xerox and Lexmark management's time and attention from ongoing business operations and opportunities; (vii) the response of competitors and other market participants to the transaction; (viii) potential litigation relating to the transaction; (ix) uncertainty as to timing of completion of the transaction and the ability of each party to consummate the transaction; (x) Xerox’s ability to finance the transaction; (xi) the ability of the combined company to achieve potential market share expansion; (xii) the ability of the combined company to achieve the identified synergies; (xiii) Xerox’s indebtedness, including the indebtedness Xerox expects to incur and/or assume in connection with the transaction and the need to generate sufficient cash flows to service and repay such debt;(xiv) the ability to integrate the Lexmark business into Xerox and realize the anticipated strategic benefits of the transaction within the expected time-frames or at all; (xv) that such integration may be more difficult, time-consuming or costly than expected; (xvi) that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the transaction; (xvii) rating agency actions and Xerox’s ability to access short- and long-term debt markets on a timely and affordable basis; (xviii) general economic conditions that are less favorable than expected; and (xix) other risks and uncertainties detailed in the periodic reports that Xerox filed with the Securities and Exchange Commission, including Xerox's Annual Report on Form 10-K. All forward-looking statements in this communication are based on information available to Xerox as of the date of this communication, and Xerox intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2024	2023	2024	2023
Revenues
Sales	$656	$721	$2,378	$2,720
Services, maintenance and rentals	924	1,000	3,692	3,975
Financing	33	44	151	191
Total Revenues	1,613	1,765	6,221	6,886
Costs and Expenses
Cost of sales	445	466	1,562	1,778
Cost of services, maintenance and rentals	642	677	2,593	2,664
Cost of financing	24	30	106	130
Research, development and engineering expenses	47	56	191	229
Selling, administrative and general expenses	377	440	1,537	1,696
Goodwill impairment	—	—	1,058	—
Restructuring and related costs, net	5	132	112	167
Amortization of intangible assets	43	10	73	43
Divestitures	(4)	—	47	—
PARC Donation	—	—	—	132
Other expenses, net	38	42	158	75
Total Costs and Expenses	1,617	1,853	7,437	6,914
Loss before Income Taxes(1)	(4)	(88)	(1,216)	(28)
Income tax expense (benefit)	17	(30)	105	(29)
Net (Loss) Income	(21)	(58)	(1,321)	1
Less: Preferred stock dividends, net	(3)	(3)	(14)	(14)
Net Loss attributable to Common Shareholders	$(24)	$(61)	$(1,335)	$(13)

Basic (Loss) Earnings per Share	$(0.20)	$(0.50)	$(10.75)	$(0.09)
Diluted (Loss) Earnings per Share	$(0.20)	$(0.50)	$(10.75)	$(0.09)
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(1) Referred to as “Pre-tax (loss)” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net (Loss) Income	$(21)	$(58)	$(1,321)	$1

Other Comprehensive Loss, Net
Translation adjustments, net	(260)	172	(120)	191
Unrealized gains, net	5	1	9	1
Changes in defined benefit plans, net	70	(345)	88	(331)
Other Comprehensive Loss, Net	(185)	(172)	(23)	(139)

Comprehensive Loss, Net	$(206)	$(230)	$(1,344)	$(138)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$576	$519
Accounts receivable (net of allowance of $69 and $64, respectively)	796	850
Billed portion of finance receivables (net of allowance of $2 and $4, respectively)	48	71
Finance receivables, net	582	842
Inventories	695	661
Other current assets	211	234
Total current assets	2,908	3,177
Finance receivables due after one year (net of allowance of $55 and $88, respectively)	1,115	1,597
Equipment on operating leases, net	245	265
Land, buildings and equipment, net	251	266
Intangible assets, net	236	177
Goodwill, net	1,950	2,747
Deferred tax assets	602	745
Other long-term assets	1,058	1,034
Total Assets	$8,365	$10,008
Liabilities and Equity
Short-term debt and current portion of long-term debt	$585	$567
Accounts payable	1,023	1,044
Accrued compensation and benefits costs	227	306
Accrued expenses and other current liabilities	784	862
Total current liabilities	2,619	2,779
Long-term debt	2,814	2,710
Pension and other benefit liabilities	1,088	1,216
Post-retirement medical benefits	154	171
Other long-term liabilities	386	360
Total Liabilities	7,061	7,236

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	124	123
Additional paid-in capital	1,137	1,114
Retained earnings	3,514	4,977
Accumulated other comprehensive loss	(3,699)	(3,676)
Xerox Holdings shareholders’ equity	1,076	2,538
Noncontrolling interests	4	10
Total Equity	1,080	2,548
Total Liabilities and Equity	$8,365	$10,008

Shares of Common Stock Issued and Outstanding	124,435	123,144

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Cash Flows from Operating Activities
Net (Loss) Income	$(21)	$(58)	$(1,321)	$1

Adjustments to reconcile Net (loss) income to Net cash provided by operating activities
Depreciation and amortization	97	62	274	251
Provisions	18	17	110	54
Net gain on sales of businesses and assets	(5)	(2)	(8)	(39)
Divestitures	(4)	—	47	—
PARC Donation	—	—	—	132
Stock-based compensation	14	14	52	54
Goodwill impairment	—	—	1,058	—
Restructuring and asset impairment charges	7	121	87	146
Payments for restructurings	(20)	(4)	(78)	(27)
Non-service retirement-related costs	6	5	80	19
Contributions to retirement plans	(31)	(27)	(145)	(102)
Decrease (increase) in accounts receivable and billed portion of finance receivables	53	42	71	(5)
Decrease (increase) in inventories	14	73	(122)	123
Increase in equipment on operating leases	(29)	(32)	(107)	(141)
Decrease in finance receivables	167	124	663	614
(Increase) decrease in other current and long-term assets	(30)	24	(14)	16
Increase (decrease) in accounts payable	95	—	(48)	(290)
Increase (decrease) in accrued compensation	—	32	(78)	48
Increase (decrease) in other current and long-term liabilities	36	45	(47)	(114)
Net change in income tax assets and liabilities	(4)	(56)	40	(80)
Net change in derivative assets and liabilities	1	(3)	10	13
Other operating, net	(13)	12	(13)	13
Net cash provided by operating activities	351	389	511	686
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(17)	(10)	(44)	(37)
Proceeds from sales of businesses and assets	8	3	35	43
Acquisitions, net of cash acquired	(161)	—	(161)	(7)
Other investing, net	(2)	(1)	(28)	(4)
Net cash used in investing activities	(172)	(8)	(198)	(5)
Cash Flows from Financing Activities
Net payments on debt	(78)	(347)	(85)	(478)
Purchases of capped calls	—	—	(23)	—
Dividends	(34)	(34)	(141)	(165)
Payments to acquire treasury stock, including fees	(5)	—	(8)	(544)
Other financing, net	(5)	(2)	(14)	(15)
Net cash used in financing activities	(122)	(383)	(271)	(1,202)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(16)	2	(28)	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	41	—	14	(522)
Cash, cash equivalents and restricted cash at beginning of period	590	617	617	1,139
Cash, Cash Equivalents and Restricted Cash at End of Period	$631	$617	$631	$617

Fourth Quarter 2024 Overview
We ended the year with improved execution, achieving revised full-year revenue and free cash flow1 guidance. For a second consecutive quarter, adjusted1 operating income and margin improved year-over-year despite a decline in total revenue, which we view as a proof point of the intended benefits of a more efficient business model. During the quarter, we closed the acquisition of ITsavvy and announced our intention to acquire Lexmark. Both acquisitions are expected to improve our core operations and accelerate our medium-term Reinvention goals of revenue stability and double-digit adjusted1 operating income margins.
Equipment sales of $393 million in the fourth quarter 2024 declined 14.2% in actual currency, or 13.4% in constant currency1, as compared to the fourth quarter 2023. The release of backlog2 in the prior year, and other Reinvention actions, drove approximately 9.0-percentage points of the year-over-year decline. The remainder of the decline primarily reflects unfavorable mix between and within product families and a large Production equipment sale in the prior year. Total equipment installations increased approximately 19.0% year-over-year, due primarily to growth in entry level equipment and modest growth in mid-range equipment.
Post-sale revenue of $1.2 billion declined 6.7% in actual currency, or 6.1% in constant currency1, as compared to fourth quarter 2023. The decline was primarily due to lower managed print service revenue, intentional reductions in non-strategic revenue, and the effects of geographic simplification. Excluding non-strategic effects, post sale revenue decreased low-single digits, inclusive of a partial quarter of ITsavvy revenue.
Pre-tax loss of $4 million for the fourth quarter 2024 decreased by approximately $84 million as compared to a pre-tax loss of $88 million in the fourth quarter 2023. The improvement in pre-tax (loss) margin was primarily due to lower Restructuring and related costs, net as compared to the prior year period, which included actions related to our workforce reduction announcement in the first quarter of 2024. Lower Selling, administrative and general expenses primarily reflecting productivity and cost savings related to the Company's Reinvention, and lower incentive compensation expenses, contributed to the year-over-year improvement. These benefits were offset by lower revenue and associated gross profit as well as a $33 million increase in Amortization of intangible assets related to the strategic write-off of certain trade names.
Adjusted1 operating income of $104 million increased by $8 million as compared to fourth quarter 2023, reflecting lower Selling, administrative and general expenses associated with actions taken to simplify our organization, partially offset by lower equipment and post sale revenue and associated gross profits.
In 2025, we expect total Revenue to grow low single-digits in constant currency1, inclusive of a full year of revenue associated with the recent ITsavvy acquisition. Revenue guidance includes approximately 400 basis points of headwinds associated with ongoing Reinvention actions, including the flow through of geographic simplification actions, reductions in High End equipment sales associated with our decision to stop manufacturing High End Production print equipment, the sale of our European paper business and the continued reduction of XFS revenue associated with a declining finance receivable portfolio. Core, organic revenue is expected to decline, but at a lower rate than we experienced in 2024. An improved core, organic revenue trajectory is expected to be driven primarily by market share gains in equipment and growth in Digital Services and legacy IT Solutions.
In 2025, adjusted1 operating income margin is expected to be at least 5.0%. The slight year-over-year improvement reflects incremental gross cost savings, partially offset by higher product costs.
Free cash flow1 is expected to be $350 to $400 million in 2025. The year-over-year decline in free cash flow1 is due primarily to lower finance receivable forward flow benefits, as expected, partially offset by improved adjusted1 operating income and working capital.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Financial Review
Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Equipment sales	$393	$458	(14.2)%	(13.4)%	24%	26%
Post sale revenue	1,220	1,307	(6.7)%	(6.1)%	76%	74%
Total Revenue	$1,613	$1,765	(8.6)%	(8.0)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$656	$721	(9.0)%	(7.9)%
Less: Supplies, paper and other sales	(263)	(263)	—%	1.6%
Equipment Sales	$393	$458	(14.2)%	(13.4)%

Services, maintenance and rentals	$924	$1,000	(7.6)%	(7.3)%
Add: Supplies, paper and other sales	263	263	—%	1.6%
Add: Financing	33	44	(25.0)%	(24.1)%
Post Sale Revenue	$1,220	$1,307	(6.7)%	(6.1)%

Segments
Print and Other	$1,540	$1,686	(8.7)%		95%	95%
XFS	89	100	(11.0)%		6%	6%
Intersegment elimination (1)	(16)	(21)	(23.8)%		(1)%	(1)%
Total Revenue(2)	$1,613	$1,765	(8.6)%		100%	100%
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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects revenue, primarily commissions and other payments made by the XFS segment, to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2024	2023	B/(W)
Gross Profit	$502	$592	$(90)
RD&E	47	56	9
SAG	377	440	63

Equipment Gross Margin	27.4%	32.4%	(5.0)	pts.
Post sale Gross Margin	32.4%	34.0%	(1.6)	pts.
Total Gross Margin	31.1%	33.5%	(2.4)	pts.
RD&E as a % of Revenue	2.9%	3.2%	0.3	pts.
SAG as a % of Revenue	23.4%	24.9%	1.5	pts.

Pre-tax (Loss)	$(4)	$(88)	$84
Pre-tax (Loss) Margin	(0.2)%	(5.0)%	4.8	pts.

Adjusted(1) Operating Income	$104	$96	$8
Adjusted(1) Operating Income Margin	6.4%	5.4%	1.0	pts.
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(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2024	2023
Non-financing interest expense	$31	$28
Interest income	(4)	(4)
Non-service retirement-related costs	6	5
Gains on sales of business and assets	(5)	(2)
Currency losses, net	—	6
Loss on early extinguishment of debt	1	7
All other expenses, net	9	2
Other expenses, net	$38	$42

Segment Review

	Three Months Ended December 31,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2024
Print and Other	$1,524	$16	$1,540	95%	$87	5.7%
XFS	89	—	89	5%	17	19.1%
Total	$1,613	$16	$1,629	100%	$104	6.4%

2023
Print and Other	$1,665	$21	$1,686	94%	$89	5.3%
XFS	100	—	100	6%	7	7.0%
Total	$1,765	$21	$1,786	100%	$96	5.4%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including Digital and IT services and software.

Revenue

	Three Months Ended December 31,
(in millions)	2024	2023	% Change
Equipment sales	$389	$454	(14.3)%
Post sale revenue	1,135	1,211	(6.3)%
Intersegment revenue (1)	16	21	(23.8)%
Total Print and Other Revenue	$1,540	$1,686	(8.7)%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Entry	$60	$56	7.1%	7.8%	15%	12%
Mid-range	260	302	(13.9)%	(13.6)%	66%	66%
High-end	68	94	(27.7)%	(26.9)%	18%	21%
Other	5	6	(16.7)%	(16.7)%	1%	1%
Equipment Sales (1),(2)	$393	$458	(14.2)%	(13.4)%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.
(2)Includes equipment sales related to the XFS segment of $4 million for fourth quarter 2024 and fourth quarter 2023.

Xerox Financial Services
Xerox Financial Services (XFS), represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended December 31,
(in millions)	2024	2023	% Change
Equipment sales	$4	$4	—%
Financing	33	44	(25.0)%
Other Post sale revenue (1)	52	52	—%
Total XFS Revenue	$89	$100	(11.0)%
_____________
(1)Other Post sale revenue includes lease renewal and fee income as well as gains, commissions and servicing revenue associated with sold finance receivables.

Forward-Looking Statements
Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.
Statements in this communication regarding Xerox and Lexmark that are forward-looking may include statements regarding: (i) the transaction; (ii) the expected timing of the closing of the transaction; (iii) considerations taken into account in approving and entering into the transaction; (iv) the anticipated benefits to, or impact of, the transaction on Xerox's and Lexmark's businesses; and (v) expectations for Xerox and Lexmark following the closing of the transaction. There can be no assurance that the transaction will be consummated.
Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the transaction are not satisfied, including the risk that required shareholder and regulatory approvals are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the transaction, including in circumstances requiring Xerox or Lexmark to reimburse the other’s expenses or pay a termination fee; (iii) possible disruption related to the transaction to Xerox's and Lexmark's current plans, operations and business relationships, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and other charges incurred by Xerox and Lexmark related to the transaction; (v) the risk that Xerox's stock price may fluctuate during the pendency of the transaction and may decline if the transaction is not completed; (vi) the diversion of Xerox and Lexmark management's time and attention from ongoing business operations and opportunities; (vii) the response of competitors and other market participants to the transaction; (viii) potential litigation relating to the transaction; (ix) uncertainty as to timing of completion of the transaction and the ability of each party to consummate the transaction; (x) Xerox’s ability to finance the transaction; (xi) the ability of the combined company to achieve potential market share expansion; (xii) the ability of the combined company to achieve the identified synergies; (xiii) Xerox’s indebtedness, including the indebtedness Xerox expects to incur and/or assume in connection with the transaction and the need to generate sufficient cash flows to service and repay such debt;(xiv) the ability to integrate the Lexmark business into Xerox and realize the anticipated strategic benefits of the transaction within the expected time-frames or at all; (xv) that such integration may be more difficult, time-consuming or costly than expected; (xvi) that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the transaction; (xvii) rating agency actions and Xerox’s ability to access short- and long-term debt markets on a timely and affordable basis; (xviii) general economic conditions that are less favorable than expected; and (xix) other risks and uncertainties detailed in the periodic reports that Xerox filed with the Securities and Exchange Commission, including Xerox's Annual Report on Form 10-K.  All forward-looking statements in this communication are based on information available to Xerox as of the date of this communication, and Xerox intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the fourth quarter 2024 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Goodwill impairment
•PARC donation
•Divestitures
•Reinvention-related costs
•Loss (gain) on early extinguishment of debt
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Tax Indemnification - Conduent
•Deferred Tax Asset Valuation Allowance
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.

Adjusted Net Income and EPS reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024		2023
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS
Reported(1)	$(21)	$(0.20)	$(58)	$(0.50)	$(1,321)	$(10.75)	$1	$(0.09)
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	7		—		51		—
Goodwill impairment	—		—		1,058		—
Restructuring and related costs, net	5		132		112		167
Amortization of intangible assets	43		10		73		43
Divestitures	(4)		—		47		—
PARC donation	—		—		—		132
Non-service retirement-related costs	6		5		80		19
Reinvention-related costs	12		—		12		—
Transaction and related costs, net (3)	7		—		(31)		—
Tax Indemnification - Conduent	—		—		—		(7)
Loss (gain) on early extinguishment of debt	1		7		(2)		10
Income tax on Goodwill impairment	—		—		(43)		—
Income tax on PARC donation(4)	—		—		—		(40)
Deferred tax asset valuation allowance(4)	8		—		169		—
Income tax on adjustments(4)	(15)		(40)		(70)		(38)
Adjusted	$49	$0.36	$56	$0.43	$135	$0.97	$287	$1.82

Dividends on preferred stock used in adjusted EPS calculation(5)		$3		$3		$14		$14
Weighted average shares for adjusted EPS(5)		127		125		126		151
Fully diluted shares at end of period(6)		127
_____________
(1)Fourth quarter 2024 Net (Loss) and Diluted (Loss) per Share, include a $37 million pre-tax ($28 million after-tax) write-off of intangibles, or $0.22 per share, and $19 million of pre-tax ($15 million after-tax) Reinvention and transaction-related costs, net or $0.12 per share. Full-year 2024 Net (Loss) and Diluted (Loss) per Share, include the following: Q1-24 $129 million pre-tax ($100 million after-tax) Reinvention-related charge, or $0.81 per share, primarily related to the exit of certain Production Print manufacturing operations and geographic simplification; Q3-24 pre-tax non-cash goodwill impairment charge of approximately $1.1 billion (approximately $1.0 billion after-tax), or $8.17 per share; Q4-24 $37 million pre-tax ($28 million after-tax) write-off of intangibles, or $0.22 per share, and $19 million of pre-tax ($15 million after-tax) Reinvention and transaction-related costs, net or $0.12 per share. Full year 2024 also includes a Q3-24 tax expense charge of $161 million, or $1.30 per share, related to the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability. Full year 2023 Net Income and Diluted (Loss) per Share includes a Q2-23 net pre-tax PARC donation charge of $132 million ($92 million after-tax), or $0.58 per share, and a Q4-23 $104 million pre-tax Restructuring and related costs, net charge ($78 million after-tax), or $0.52 per share, related to the Reinvention-related workforce reduction.
(2)Reflects the reduction of inventory of approximately $7 million and $45 million and the cancellation of related purchase contracts of approximately $0 and $6 million, as a result of the exit of certain production print manufacturing operations during the three months and year ended December 31, 2024, respectively.
(3)Includes $38 million of insurance proceeds related to a legal settlement for the reimbursement of certain legal and other professional costs, associated with a past potential merger, for the year ended December 31, 2024.
(4)Refer to Adjusted Effective Tax Rate reconciliation.
(5)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(6)Reflects common shares outstanding at December 31, 2024, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the fourth quarter 2024. Excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the fourth quarter 2024.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended December 31,
	2024			2023
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	$(4)	$17	(425.0)%	$(88)	$(30)	34.1%
Deferred tax asset valuation allowance(2)	—	(8)		—	—
Non-GAAP adjustments(2)	77	15		154	40
Adjusted(3)	$73	$24	32.9%	$66	$10	15.2%

	Year Ended December 31,
	2024			2023
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported(1)	(1,216)	$105	(8.6)%	$(28)	$(29)	103.6%
Goodwill impairment(2)	1,058	43		—	—
PARC donation(2)	—	—		132	40
Deferred tax asset valuation allowance(2)	—	(169)		—	—
Non-GAAP adjustments(2)	342	70		232	38
Adjusted(3)	$184	$49	26.6%	$336	$49	14.6%
_____________
(1)Pre-tax (loss) and income tax expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended December 31,
	2024			2023
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(21)	$1,613		$(58)	$1,765
Income tax expense (benefit)	17			(30)
Pre-tax loss	$(4)	$1,613	(0.2)%	$(88)	$1,765	(5.0)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	7			—
Reinvention-related costs	12			—
Restructuring and related costs, net	5			132
Amortization of intangible assets	43			10
Divestitures	(4)			—
Transaction and related costs, net	7			—
Other expenses, net (3)	38			42
Adjusted	$104	$1,613	6.4%	$96	$1,765	5.4%

	Year Ended December 31,
	2024			2023
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(1,321)	6,221		$1	$6,886
Income tax expense (benefit)	105			(29)
Pre-tax loss	$(1,216)	$6,221	(19.5)%	$(28)	$6,886	(0.4)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	51			—
Reinvention-related costs	12			—
Goodwill impairment	1,058			—
Restructuring and related costs, net	112			167
Amortization of intangible assets	73			43
Divestitures	47			—
PARC Donation	—			132
Transaction and related costs, net	7			—
Other expenses, net (3)	158			75
Adjusted	$302	$6,221	4.9%	$389	$6,886	5.6%
_____________
(1)    Net (Loss) Income.
(2) Reflects the reduction of inventory of approximately $7 million and $45 million and the cancellation of related purchase contracts of approximately $0 and $6 million, as a result of the exit of certain production print manufacturing operations during the three months and year ended December 31, 2024, respectively.
(3)    Includes $38 million of insurance proceeds related to a legal settlement for the reimbursement of certain legal and other professional costs, associated with a past potential merger, for the year ended December 31, 2024.

Adjusted Gross Profit and Margin

	Three Months Ended December 31,				Year Ended December 31,
(in millions)	2024		2023		2024		2023
Revenue(1)	$1,613		$1,765		$6,221		$6,886
Cost of revenue (1)	(1,111)		(1,173)		(4,261)		(4,572)
Gross Profit and Margin	502	31.1%	592	33.5%	1,960	31.5%	2,314	33.6%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	7		—		51		—
Adjusted Gross Profit and Margin	$509	31.6%	$592	33.5%	$2,011	32.3%	$2,314	33.6%
_____________
(1)Total Revenues and cost of revenue
Free Cash Flow reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Reported(1)	$351	$389	$511	$686
Less: capital expenditures	17	10	44	37
Free Cash Flow	$334	$379	$467	$649
_____________
(1)Net cash provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2025
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $16	~ $6,350	~ 0.25%
Adjustments:
Restructuring and related costs, net	30
Amortization of intangible assets	30
Other expenses, net	244
Adjusted (4)	~ $320	~ $6,350	At least 5.0%
_____________
(1)Pre-tax income and Revenue
(2)Full-year revenue reflects low single-digit growth in constant currency.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the adjusted operating margin guidance of at least 5.0%.

Free Cash Flow

(in millions)	FY 2025
Operating Cash Flow (1)	~$420-$470
Less: capital expenditures	(70)
Free Cash Flow	~$350-$400
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
Loss per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Basic Loss per Share:
Net (Loss) Income	$(21)	$(58)	$(1,321)	$1
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net loss available to common shareholders	$(24)	$(61)	$(1,335)	$(13)
Weighted average common shares outstanding	124,401	123,067	124,210	149,116

Basic Loss per Share	$(0.20)	$(0.5)	$(10.75)	$(0.09)

Diluted Loss per Share:
Net (Loss) Income	$(21)	$(58)	$(1,321)	$1
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net loss available to common shareholders	$(24)	$(61)	$(1,335)	$(13)
Weighted average common shares outstanding	124,401	123,067	124,210	149,116
Common shares issuable with respect to:
Stock Options
Restricted stock and performance shares
Convertible preferred stock
Adjusted weighted average common shares outstanding	124,401	123,067	124,210	149,116

Diluted Loss per Share	$(0.20)	$(0.50)	$(10.75)	$(0.09)

The following securities were not included in the computation of diluted loss per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	147	231	147	231
Restricted stock and performance shares	8,623	6,711	8,623	6,711
Convertible preferred stock	6,742	6,742	6,742	6,742
Convertible notes	19,196	—	19,196	—
Total Anti-Dilutive Securities	34,708	13,684	34,708	13,684

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Xerox Financial Services (XFS) (formerly FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Digital and IT services and software. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our XFS segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The XFS segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements and lease financing to end-user customers who purchase Xerox solutions through our indirect channels. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals, and servicing fees.